DAYSTAR TECHNOLOGIES INC. ASSEMBLES NEW EXECUTIVE OFFICERS TO FACILITATE ONGOING AND FUTURE RENEWABLE ENERGY PROJECTS.

Union City, CA, August 24,2012 - DayStar Technologies, Inc. (Nasdaq: DSTI) (“DayStar”) (“the Company”) has positioned itself to become a leader in the Global Renewable Energy industry today by announcing that it has substantially completed the new senior management team. The team consists of: Mr. Dale Hoover CPA, CMA, CFM as its Vice President and Chief Financial Officer; Mr. Xinneng (“David”) Li MBA as its Executive Vice President; Mr. Joseph Hunsberger as it Vice President of Operations; and Mr. Dan Giesbrecht as its Vice President of Business Development and Marketing. As an inducement to Mr. Li, Mr. Hunsberger and Mr. Giesbrecht each accepting employment with the Company, a majority of the independent directors on the Company’s Board of Directors approved: the grant to Mr. Li of a restricted stock award of 142,857 shares; the grant to Mr. Hunsberger of a restricted stock award of 142,857 shares; and the grant to Mr. Giesbrecht of a restricted stock award of 142,857 shares. All these awards described in the preceding sentence will vest in equal installments over the 12 months following the date of the grant. Mr. Li’s equity award, Mr. Hunsberger’s equity award and Mr. Giesbrecht’s equity award were all granted as an inducement material to each entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4). The Company expects to complete the team and announce a few more new key additions in the next two to three weeks.

Mr. Peter Lacey, Chairman of the Board and interim Chief Executive Officer, stated: “We believe DayStar will benefit from the talents, skills, experience and expertise this group offers which will enable the Company to be a significant factor and have one of the best overall teams that should lead DayStar to becoming a recognized leader in the Global Renewable Energy Industry”

Vice President and Chief Financial Officer - Dale Hoover CPA ,CMA,CFM, formerly with Tutor Perini Corporation, Sylmar, CA Civil Group from 2006 to 2012 were he provided executive financial leadership for the $1-2 billion Civil Group, with offices in New York, Baltimore and Los Angeles. Tutor Perini is a $3-5 billion public traded general contractor with US and foreign operations. Mr. Hoover has expertise in financial reporting and GAAP, treasury and cash management, budgeting and forecasting, job profit status including projections and job cost reporting, percentage of completion, and reducing costs. He is proficient in taxes, contracts, financing deals, due diligence, risk management, IT services, and staff recruitment and training. Mr. Hoover was with Tutor-Saliba Corporation from 1995 to 2006 performing senior management roles and also had four years regional and national CPA firm experience.

Executive Vice President – Xinneng (“David”) Li MBA, formerly with Selwyn Chihong Mining Ltd. where he provided executive financial expertise and fund raising for one of the world’s largest zinc and lead projects in North Canada. Mr. Li’s past experience includes a little more than 2 years with Trina Solar where he led the strategic planning and strategic financial development. His achievements include his involvement in a 3000 TPY polysilicon plant, several M&A projects and $275 million project financing. Mr. Li also had past experience with Cargill, and assisted one of the world’s largest companies in strategic business development, joint venture setup and governmental relations management.

Press Release – New Senior Management Team
August 23, 2012

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Vice President of Operations - Mr. Joseph Hunsberger, formerly with The Home Depot for 17 years as the Director of Services and Divisional Manager, has an exceptional record of success and performance across comprehensive business development and managerial functions with highly effective and transferable skill sets. While at The Home Depot, Mr. Hunsberger was the sole Architect in the creation, development, training and implementation of the Installation and Home Services Division of The Home Depot, building the division from $0 to $3.5 billion in sales and store expansion from 143 to 2,640 locations which included intensive sales and marketing, consumer services administration and overall business plan development.

Vice President of Business Development and Marketing - Dan Giesbrecht, formerly with Sunlogics Inc. as the Director of Business Development, has extensive experience in solar energy specializing in construction management and acquisition of renewable energy projects. Mr. Giesbrecht also served as the North American Sales Manager for Sunlogics Inc. where his primary role was the Solar Canopy division implementing the General Motors dealership program and developing sales teams as well as the marketing plan to engage 4,500 Chevrolet Dealers throughout North America.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is a developer of solar photovoltaic products based upon GIGS thin film deposition technology and is currently embarked on a strategy of strategic partnerships to enter new markets within the global renewal energy industry including ownership and construction of solar and renewable power plants. For more information, visit the DayStar website at http://www.daystartech.com/.

Contact:
Orsay Groupe Inc.,
William Nalley
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william@orsaygroupe.com
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